Exhibit 4


                  CORPORATE GOVERNANCE AGREEMENT, dated as of August 10, 2004 (this "Agreement"), by and between Kerzner International Limited, a company incorporated under the laws of The Bahamas (the "Company"), and Istithmar PJSC, a company organized under the laws of Dubai ("Istithmar").

                                 R E C I T A L S

                  A. Contemporaneously with the execution and delivery of this Agreement, Istithmar has purchased an aggregate of 4,500,000 ordinary shares of the Company, par value $0.001 per share, from the Company and certain selling shareholders.

                  B. In connection with the sale of shares to Istithmar, the parties have agreed to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                  DEFINED TERMS

                  SECTION 1.1. Certain Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

                  "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this Agreement, "control," when used with respect to any specified Person, shall mean, (a) as determined with respect to each Person pursuant to the laws of the jurisdiction where such Person is organized, the actual or deemed direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, or (b) the power to direct the management and policies of such Person whether through ownership of voting securities, by contract or otherwise if there exists any agreement, arrangement or understanding, whether oral or written, between such specified Person and the Person who has such power (together with any Affiliates thereof, the "Power Person") with regard to the Power Person taking an action that the specified Person is prohibited from taking under this Agreement or the specified Person not taking an action it is required to take under this Agreement, or matters related to either of the foregoing; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing. For purposes of this Agreement, the Company shall be deemed not to be an Affiliate of Istithmar or WLG.

                  "Beneficial Ownership" shall have the meaning set forth in Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement; and the terms "Beneficially Owned" and "Beneficially Owns" shall have meanings correlative to the foregoing.

                  "Board" or "Board of Directors" means the Board of Directors of the Company, except where the context requires otherwise.

                  "Caledonia" means Caledonia Investments PLC, a company incorporated under the laws of England.

                  "Director" means a member of the Board of Directors.

                  "Equity Security" means (i) Shares, (ii) securities of the Company convertible into or exchangeable for Shares and (iii) any options, warrants or other rights issued by the Company to acquire Shares or securities of the Company convertible into or exchangeable for Shares.

                  "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended.

                   "Independent Director" means a Director of the Company who would be considered an "independent director" under (a) NYSE Rule 303A(2) as such rule may be amended, supplemented or replaced from time to time (whether by final rule or otherwise and without giving effect to any permitted delays for compliance or exceptions for foreign issuers) or (b) if the Company is not listed on the NYSE, any comparable rule or regulation of the primary securities exchange or quotation system on which the Shares are listed or quoted (whether by final rule or otherwise and without giving effect to any permitted delays for compliance or exceptions for foreign issuers).

                  "Istithmar Group" means Istithmar, Nakheel Co. LLC, Nakheel Holdings 1 LLC, Nakheel Holdings 2 LLC, Nakheel Holdings 3 LLC and, as of any date, any of their respective Subsidiaries and any Person engaged in investment or commercial activities which is under the authority and control of the current Executive Chairman of Istithmar comparable to the authority and control he exercises over Istithmar as of the date hereof.

                  "Istithmar Standstill Expiration Date" means the August 10, 2009.

                  "Istithmar's Percentage Interest" means, as of any date of determination, the percentage of Voting Power (determined on the basis of the number of outstanding shares of Voting Stock, as set forth in the most recent SEC filing of the Company prior to such date that contained such information) that is Beneficially Owned by the Istithmar Group as of such date. Voting Stock acquired by any member of the Istithmar Group in breach of this Agreement will be excluded from any calculation of Istithmar's Percentage Interest.

                  "Letter Agreement" means the Letter Agreement, dated as of August 10, 2004, among the Company, WLG, Caledonia, Cement Merchants SA and Istithmar.

                  "NYSE" means The New York Stock Exchange, Inc.

                  "Person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, governmental entity, unincorporated organization or other entity.

                  "Registration Rights Agreement" means the Registration Rights Agreement, dated as of August 10, 2004, between the Company and Istithmar.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended.

                  "Shares" means (a) the ordinary shares, par value $0.001 per share, of the Company (including any dividends in kind thereon) or (b) any other class of stock resulting from any reclassification, exchange, substitution, combination, stock split or reverse stock split, including in connection with any merger or otherwise, of such ordinary shares.

                  "Subsidiary" of any person means another person, (i) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body or (ii) 50% or more of the equity interests of which, is owned directly or indirectly by such first person or by another subsidiary of such first person.

                  "13D Group" means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock that would be required under Section 13(d) of the Exchange Act, and the rules and regulations thereunder (as in effect on, and based on legal interpretations thereof existing on, the date hereof), to file a statement on Schedule 13D with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group Beneficially Owned Voting Stock representing more than 5% of any class of Voting Stock then outstanding (other than a group consisting of all of Caledonia, Cement Merchants SA, Istithmar and WLG).

                  "Voting Power" means the ability to vote or to control, directly or indirectly, by proxy or otherwise, the vote of any Voting Stock at the time such determination is made; provided, however, that a Person will not be deemed to have Voting Power as a result of an agreement, arrangement or understanding to vote such Voting Stock if such agreement, arrangement or understanding (a) arises solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and (b) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report).

                  "WLG" means World Leisure Group Limited, a company incorporated under the laws of the British Virgin Islands.

                   "WLG Group" means, as of any date, WLG and all of its Affiliates as of such time, including Solomon Kerzner and Howard B. Kerzner.

                                   ARTICLE II

                  LIMITATIONS ON PURCHASES OF EQUITY SECURITIES
                                AND OTHER ACTIONS

                  SECTION 2.1. Limitation on Purchases of Equity Securities. At any time prior to the Istithmar Standstill Expiration Date, Istithmar shall not, and shall cause each member of the Istithmar Group not to, directly or indirectly, acquire, agree to acquire or make a proposal to acquire Beneficial Ownership of any Equity Securities; provided, however, that Istithmar (or a member of the Istithmar Group) may acquire, agree to acquire or make a proposal to acquire Beneficial Ownership of additional Equity Securities if, after giving effect to such acquisition, the number of Shares Beneficially Owned by the Istithmar Group would not exceed the number of Shares then Beneficially Owned by the WLG Group (excluding any Shares received or acquired by any member of the WLG Group pursuant to the exercise of any stock options, or pursuant to any employment agreement or arrangement, employee stock purchase plan, deferred compensation plan, severance plan, fringe benefit plan or other executive compensation plan) based on the information contained in the most recent filing by WLG or the Company with the SEC regarding WLG's ownership of Equity Securities and other information provided by WLG or the Company to Istithmar. For purposes of this Section 2.1, the Company represents and warrants that the aggregate number of Shares Beneficially Owned, as of the date of this Agreement, by the WLG Group (excluding any Shares received or acquired pursuant to the exercise of any stock options, or pursuant to any employment agreement or arrangement, employee stock purchase plan, deferred compensation plan, severance plan, fringe benefit plan or other executive compensation plan) is approximately 4,450,000 Shares.

                  SECTION 2.2. Additional Limitations. At any time prior to the Istithmar Standstill Expiration Date, Istithmar shall not, and shall cause each member of the Istithmar Group not to:

                  (a) "solicit" any proxies or become a "participant" in any "solicitation" of proxies or in any "election contest" (as such terms are defined in Regulation 14A of the Exchange Act) with respect to any Equity Securities having the right to vote generally in any election of Directors ("Voting Stock") or seek to influence any person or 13D Group with respect to the voting of any Voting Stock;

                  (b) propose or attempt to acquire or affect control of the Company or directly or indirectly participate in, or encourage the formation of, any 13D Group which owns or seeks to acquire Beneficial Ownership of Voting Stock or to acquire or affect control of the Company;

                  (c) except through the presence of its designee on the Board of Directors, otherwise act, alone or in concert with others, to seek to control or to influence in any manner the management, Board, policies or affairs of the Company or propose or seek to effect any merger, consolidation, tender or exchange offer, sale or purchase of all or a substantial portion of the assets or other business combination or similar transaction or any dissolution, liquidation, restructuring, recapitalization or similar transaction, in each case involving the Company; or

                  (d) publicly request, propose or otherwise seek any amendment or waiver of the provisions of Article II or otherwise request or propose any such amendment or waiver in a manner which could reasonably be expected to require the Company to make a public disclosure regarding such request or proposal.

                  SECTION 2.3. Fiduciary Duties; Voting. Nothing in this Agreement shall be construed to prohibit any Director designated for nomination by Istithmar pursuant to Section 3.2(a) or (c) from taking any action solely in his or her capacity as a member of the Board or from exercising his or her fiduciary duties as a member of the Board or to prohibit any member of the Istithmar Group from voting any Voting Stock in the manner it sees fit in its sole discretion except as expressly provided for in Section 3.3 of this Agreement.

                  SECTION 2.4. Termination of Certain Limitations. If, at any time prior to the Istithmar Relinquishment Event (as defined in Section 3.2(e)), notwithstanding the fact that Istithmar has exercised its rights to designate a Director in accordance with Section 3.2(a) or a replacement Director in accordance with Section 3.2(c), as the case may be, and complied in all material respects and in good faith with the requirements herein regarding the designation of and voting for directors, including pursuant to Section 3.3, no individual designated by Istithmar in accordance with Section 3.2(a) or (c) is elected or appointed, as the case may be, to serve as a Director (or as a replacement for a Director), then the restrictions applicable to Istithmar and the Istithmar Group in this Article II and in Section 4.1 shall terminate subject to notice from Istithmar and the expiration of a five business day cure period during which the Board may appoint an individual designated by Istithmar in accordance with Section 3.2(c).

                                  ARTICLE III

                           BOARD OF DIRECTORS; VOTING

                  SECTION 3.1. New Directors. Upon execution and delivery of this Agreement, the Company shall increase the size of the Board of Directors by two members and Howard B. Kerzner, the Company's Chief Executive Officer, and an individual designated by Istithmar who satisfies the requirements of Section 3.2(d) shall be appointed to fill the new seats.

                  SECTION 3.2. Nomination and Election of Directors.

                  (a) In connection with each meeting of the shareholders of the Company in which Directors shall be elected, Istithmar shall have the right to designate for nomination one nominee who satisfies the requirements of Section 3.2(d) for Director, and the Company shall cause such Person designated for election in accordance with this Section 3.2(a) to be included in the Board's slate of nominees for such meeting.

                  (b) Subject to applicable law, Istithmar shall be entitled to remove any director designated by it. The Company shall take all reasonable efforts consistent with applicable law to effectuate such removal.

                  (c) Istithmar shall have the right to designate any replacement for a Director designated for nomination in accordance with Section 3.2(a) by Istithmar upon the death, resignation, retirement, disqualification or removal from office of such Director; provided that such replacement shall satisfy Section 3.2(d). The Board of Directors shall appoint each person so designated.

                  (d) Istithmar hereby agrees that any individual that it designates as a nominee for Director or replacement Director shall satisfy all administrative, regulatory or other governmental requirements applicable to the Company and the other members of the Board of Directors.

                  (e) Notwithstanding any provisions of this Agreement to the contrary, if, at any time, Istithmar's Percentage Interest falls below 5% (the "Istithmar Relinquishment Event"), then Istithmar shall no longer have the right pursuant to Section 3.2(a) or 3.2(c) to designate a nominee for Director and shall immediately take all reasonable efforts consistent with applicable law to cause its then current designee to resign as a member of the Board and this
Article III shall terminate.

                  SECTION 3.3. Solicitation and Voting of Shares. (a) The Company shall use its reasonable best efforts to solicit from its shareholders eligible to vote for the election of Directors proxies in favor of the nominee designated by Istithmar in accordance with Section 3.2(a).

                  (b) In any election of Directors or any meeting of the shareholders of the Company called expressly for the removal of Directors, each member of the Istithmar Group shall attend in person or by proxy for purposes of establishing a quorum and shall vote all its Voting Stock (i) in favor of any nominee for Director designated by Istithmar in accordance with this Article III and (ii) otherwise against the removal of any Director designated by Istithmar in accordance with this Article III.

                  (c) Istithmar agrees that it will take all actions as a shareholder of the Company, or as is otherwise within its control, as necessary to effect the provisions of this Agreement.

                  SECTION 3.4. Fiduciary Duties; Replacement Nominees. (a) Nothing in this Agreement shall be deemed to require the Board of Directors or any committee or member thereof to take any action or refrain from taking any action, or result in a breach of any provision of this Article III, if the Board of Directors, such committee or Director determines in good faith that taking such action or refraining from taking such action, as the case may be, would cause a violation of fiduciary duties under applicable law.

                  (b) In the event that the Board of Directors (or any committee thereof) relies on Section 3.4(a) or Section 3.2(d) to exclude a person designated by Istithmar pursuant to Section 3.2(a) or 3.2(c) from the Board's slate of nominees (or otherwise take adverse action with respect to any such designee, including failing to recommend the election of such designee), the Board of Directors (or applicable committee) shall afford Istithmar a reasonable opportunity to select a replacement designee for inclusion, subject to Section 3.2(e), on the Board's slate of nominees or the Board, as the case may be.

                                   ARTICLE IV

                               TRANSFER OF SHARES

                  SECTION 4.1. Limitation on Transfer of Shares. (a) Except as permitted by Section 4.1(b), at any time prior to the Istithmar Standstill Expiration Date, the members of the Istithmar Group shall not, without the consent of a majority of the Independent Directors, sell, transfer or otherwise dispose of Shares, directly or indirectly, to any Person or 13D Group, if, after giving effect to such sale, transfer or other disposition such Person or 13D Group would, to Istithmar's knowledge after due inquiry, Beneficially Own, or have the right to acquire Beneficial Ownership of, more than 4.9% of the Company's Voting Stock.

                  (b) Notwithstanding any of the foregoing, Istithmar may at any time:

                  (i) transfer any or all of its Shares to a member of the Istithmar Group which agrees in writing to be bound by the terms and provisions of this Agreement to the same extent as the transferor party (a "Permitted Transferee") and remains a member of the Istithmar Group at all times following such transfer; provided that Istithmar shall not
         (A) permit such Permitted Transferee to cease to be a member of the Istithmar Group unless Istithmar has first reacquired all such transferred Shares from the Permitted Transferee and (B) in any manner be released from any of its obligations hereunder as a result of any transfer to a Permitted Transferee.

                  (ii) sell, transfer or otherwise dispose of any of its Shares in an Underwritten Public Offering (as defined in the Registration Rights Agreement) pursuant to any registration effected under the Registration Rights Agreement, subject to the conditions and limitations contained therein;

                  (iii) make a sale of Shares otherwise prohibited by Section 4.1(a) if such sale is affected as (A) a "brokers' transaction" (as such term is defined for purposes of Rule 144 under the Securities Act) or (B) other open-market sale (including a block trade) by a broker in which no more than 500,000 Shares are sold to any single Person or 13D Group; or

                  (iv) sell, transfer or otherwise dispose of any of its Shares pursuant to any bona fide tender or exchange offer by any Person (other than by a member of the Istithmar Group, a member of any Group (as defined in the Registration Rights and Governance Agreement, dated as of July 3, 2001, among the Company, Sun International Investments Limited, WLG, Kersaf Investments Limited, Caledonia, Mangalitsa Limited, CMS, Rosegrove Limited, Royale Resorts Holdings Limited and Sun International Inc.) or by any 13D Group that includes any such member) for all of the Equity Securities that has not been solicited, directly or indirectly, by any member of the Istithmar Group or any such Group.

                  (c) Purported transfers of Shares that are not in compliance with this Article IV shall be void. For the avoidance of doubt, the sale of Shares to the Company shall not be prohibited by this Article IV.

                                   ARTICLE V

                             BUSINESS OPPORTUNITIES

                  SECTION 5.1. Business Opportunities. (a) If any member of the Istithmar Group wishes to pursue, directly or indirectly, an investment in any other Venue-based Entertainment Business (as defined below) outside the Middle East (as defined below), Istithmar shall first present the opportunity to the Company, including a description of all material terms known to such member of the Istithmar Group and all out-of-pocket costs and expenses incurred by such member of the Istithmar Group. An "investment" for the purposes of this Section
5.1 shall not include an investment (a) in less than 5% (or of up to $30 million if greater than 5%) of the outstanding stock of a publicly-listed Venue-based Entertainment Business or a company owning such business or (b) in an amount less than $30 million in the outstanding equity capital of a privately owned Venue-based Entertainment Business or a company owning such a business. "Venue-based Entertainment Business" means any enterprise, entity or project that owns and/or operates luxury hotels, theme parks, gaming or other resort activities at one or more fixed geographic sites. "Middle East" means the geographic area which includes the countries of United Arab Emirates, Bahrain, Qatar, Egypt, Oman, Yemen, Lebanon, Syria, Iran, Iraq, Jordan and Saudi Arabia.

                  (b) Within 60 days of the presentation of an opportunity pursuant to Section 5.1(a), the Company shall notify Istithmar whether it desires to assume the opportunity. To "assume the opportunity" means undertaking the investigation, investment, development, acquisition and/or management of the relevant investment.

                  (c) If the Company determines to assume the opportunity, the Company will reimburse such member of the Istithmar Group for all of its out-of-pocket costs and expenses related to the identification or evaluation of the potential business opportunity.

                  (d) If the Company declines to assume the opportunity or fails to provide notice within 60 days of the presentation of an opportunity pursuant to Section 5.1(a), such member of the Istithmar Group shall be entitled to pursue the proposed opportunity so long as its ultimate involvement in such opportunity shall be on terms in the aggregate no more favorable than those presented to the Company pursuant to Section 5.1(a).

                  (e) Notwithstanding any provision of this Agreement to the contrary, this Article V shall terminate in its entirety immediately upon (i) the occurrence of the Istithmar Relinquishment Event or (ii) if at any time (1) the percentage of Voting Power (determined on the basis of the number of outstanding shares of Voting Stock, as set forth in the most recent SEC filing of the Company prior to such date that contained such information) that is Beneficially Owned by the WLG Group falls below 5% or (2) neither Solomon Kerzner nor Howard B. Kerzner serves as an executive officer of the Company.

                                   ARTICLE VI

                                  MISCELLANEOUS

                  SECTION 6.1. Adjustments. References to numbers of Shares and to sums of money contained herein shall be adjusted to account for any reclassification, exchange, substitution, combination, stock split or reverse stock split of the Shares, including in connection with any merger or otherwise.

                  SECTION 6.2. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given (i) when delivered, if delivered in person, (ii) when sent by facsimile (provided the fax is promptly confirmed by telephone confirmation thereof),
(iii) when sent by email (provided the email is promptly confirmed by telephone confirmation thereof) and (iv) two business days following sending by overnight delivery by an internationally recognized overnight courier, in each case, to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.2):

                           if to the Company, to:

                           Kerzner International Limited
                           P.O. Box N-4777
                           Nassau, The Bahamas
                           Attention:  General Counsel
                           Facsimile:  (242) 363-4581
                           Email:  Richard.Levine@kerzner.com

                           with a copy to:

                           Cravath, Swaine & Moore LLP
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, NY 10019
                           United States of America
                           Attention:  Philip A. Gelston
                           Facsimile:  (212) 474-3700
                           Email:  PGelston@cravath.com

                           if to Istithmar, to:

                           Istithmar PJSC
                           Emirates Towers, Level 47
                           Sheikh Zayed Road
                           PO Box 17000
                           Dubai, United Arab Emirates
                           Attention:  Chief Executive Officer
                           Facsimile:  +971 4 390 3818
                           Email: info@istithmar.ae

                           with a copy to:

                           Cleary, Gottlieb, Steen & Hamilton
                           One Liberty Plaza
                           New York, New York  10006
                           Attention: Daniel S. Sternberg
                           Facsimile:  (212) 225-3999
                           Email:  DSternberg@cgsh.com

                  SECTION 6.3. Legend. (a) Istithmar agrees to the imprinting, until the Istithmar Standstill Expiration Date, of a legend on certificates representing all of its Shares, to the following effect:

                  THE SALE, TRANSFER OR OTHER DISPOSITION (EACH A "TRANSFER") OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE CORPORATE GOVERNANCE AGREEMENT, DATED AUGUST 10, 2004 (THE "CORPORATE GOVERNANCE AGREEMENT"), AMONG THE COMPANY AND THE SHAREHOLDER NAMED THEREIN, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY'S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE CORPORATE GOVERNANCE AGREEMENT.

(b) The Company shall remove the legend described in clause (a) from certificates representing Shares owned by Istithmar or a Permitted Transferee
(i) if the Shares represented thereby are sold, transferred or otherwise disposed of in compliance with this Agreement (other than to a Permitted Transferee) and (ii) immediately following the Istithmar Standstill Expiration Date.

                  SECTION 6.4. Amendments; No Waivers. (a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed by each of the Company and Istithmar; provided that no such amendment or waiver shall be effective against the Company without the prior approval of a majority of the Company's Independent Directors.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 6.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement.

                  SECTION 6.6. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such State and, to the extent applicable, the federal securities laws of the United States.

                  SECTION 6.7. Change in Law. In the event any law, rule or regulation comes into force or effect (including by amendment) which conflicts with the terms and conditions of this Agreement, the parties shall negotiate in good faith to revise the Agreement to achieve the parties' intention set forth herein.

                  SECTION 6.8. Jurisdiction.

                  (a) Each party inter se irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, solely for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties hereto further irrevocably consents, and shall cause each of its Affiliates to irrevocably consent, to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to such party at its address as provided for notices hereunder. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  (b) Istithmar confirms that (i) it is not a party to any agreement with the United States of America relating in any way to the immunity of Istithmar from jurisdiction of courts, suit, execution upon a judgment, attachment prior to judgment or in aid of execution upon a judgment or any other legal process and (ii) it is, under the law of Dubai, subject to civil and commercial law with respect to its obligations under this Agreement and has agreed not to assert the defense of immunity, on the grounds of sovereignty or otherwise, in respect of any suit, action or proceeding arising out of or relating to claims under this or the consummation of the transactions contemplated hereby or thereby.

                  SECTION 6.9. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

                  SECTION 6.10. Specific Performance. The parties hereto (and any Person who agrees to be bound hereby pursuant to the terms hereof) acknowledge and agree, and shall cause each of its Affiliates to agree, that their respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agree that, in the event of a breach or threatened breach by any party (or any of such Persons) of the provisions of this Agreement, in addition to any remedies at law, they shall, respectively, without posting any bond, be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

                  SECTION 6.11. Interpretation; Certain Definitions. When a reference is made in this Agreement to a Section or Subsection, such reference shall be to a Section or Subsection of, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein", "hereto", "hereby" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

                  SECTION 6.12. No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to or shall confer upon anyone other than the parties hereto (and their permitted successors and assigns) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  SECTION 6.13. Severability. If any provision of this Agreement or the application of any provision hereof to any party hereto or set of circumstances is held invalid, the remainder of this Agreement and the application of such provision to the other parties hereto or sets of circumstances shall not be affected, unless the provisions held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

                  SECTION 6.14. Confidentiality. (a) Istithmar agrees to maintain, and shall cause each member of the Istithmar Group and its and their respective directors, officers, employees and other representatives to maintain, the confidentiality of all material non-public information obtained from the Company or any of its Subsidiaries or their respective directors, officers, employees or agents, and not to use such information for any purpose other (i) than the evaluation and protection of the investment by Istithmar in the Company, (ii) the exercise by Istithmar of its rights under this Agreement or any of the other agreements entered into among Istithmar, the Company and/or certain of its shareholders in connection with Istithmar's investment in the Company and (iii) the exercise by the directors designated by Istithmar of their fiduciary duties as members of the Board.

                  (b) Notwithstanding the foregoing, the confidentiality obligations of Section 6.14(a) will not apply to information obtained other than in violation of this Agreement:

                    (i) which Istithmar or any member of the Istithmar Group or any of its or their respective directors, officers, employees or other representatives is required to disclose by judicial or administrative process, or by other requirements of applicable law or regulation or any governmental authority; provided, however, that, where and to the extent practicable, the disclosing party (A) gives the Company reasonable notice of any such requirement and, to the extent protective measures consistent with such requirement are available, the opportunity to seek appropriate protective measures and (B) cooperates at the Company's sole cost and expense with the Company in attempting to obtain such protective measures;

                    (ii) which becomes available to the public other than as a result of a breach of Section 6.14; or

                    (iii) which has been provided to Istithmar or any member of the Istithmar Group or its or their respective directors, officers, employees or other representatives, by a third party who obtained such information other than from any such Person or other than as a result of a breach of Section 6.14.



                            [Signature pages follow]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                       KERZNER INTERNATIONAL LIMITED

                                        By: /s/ Howard B. Kerzner
                                           -------------------------------------
                                        Name:  Howard B. Kerzner
                                        Title: Chief Executive Officer

                                       ISTITHMAR PJSC

                                        By: /s/ Sultan A. Bin Sulayem
                                           -------------------------------------
                                        Name:  Sultan A. Bin Sulayem
                                        Title: Chairman